Exhibit 99.1

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

April 28, 2004

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS PROGRESS AGAINST KEY MILESTONES

AND FINANCIAL RESULTS FOR 1ST QUARTER

Gaining traction with GenCore®

LATHAM, N.Y. – April 28, 2004 — Plug Power Inc. (NASDAQ: PLUG), a leader in the development of proton exchange membrane fuel cell systems, today reported operational accomplishments and financial results for the quarter ended March 31, 2004.

During the quarter Plug Power achieved significant progress against several key 2004 milestones:

♦	Completed distribution agreements: International distributor agreements were signed with three leading providers of equipment and service solutions to premium power markets.

•	Hidrener Hydrogen Energy Systems Inc. (Hidrener) of Turkey, a subsidiary of the Elimsan Group, is a diversified electrical manufacturing company offering a diverse range of electrical distribution products. Hidrener is devoted to commercializing hydrogen energy products.

•	siGEN Limited (siGEN) of Aberdeen, Scotland, is Scotland’s only commercial fuel cell system integrator, and successful recipient of multiple contracts involving the application of integrated fuel cell systems.

•	IST Group Limited of South Africa (IST), a distributor of GE products, is a diversified technology and energy solutions company that provides sales, technical service and integrated solutions to telecommunication premium power markets.

♦	Signed hydrogen service provider: Plug Power signed a five-year agreement with Airgas, Inc., the largest U.S. distributor of industrial, specialty and medical gases, to jointly market hydrogen fuel service products for GenCore fuel cell systems in the United States.

♦	Completed NEBS (Network Equipment Building Systems) Level 3 testing: Plug Power’s GenCore product achieved NEBS Level 3 compliance, an equipment standard that was developed and is recognized by much of the telecommunications industry. This achievement helps to assure carriers that they can deploy Plug Power backup power systems in a wide range of demanding applications and environments.

♦	Shipped GenCore systems: 20 additional GenCore systems were shipped to customers and distributors in the United States, Europe, Asia and South Africa totaling 39 systems since shipments began in December of 2003. These systems were ordered by customers to support telecommunication applications, system integration, and technology evaluation and demonstrations.

♦	Acquired critical GenCore telecommunication experience: GenCore products were operational in telecommunication applications, generating critical experience needed for deployment into these markets. GenCore systems operating in these applications with partners Verizon and FDT/Orange logged more than 550 start and stop cycles, and generated backup power for approximately 1,100 hours combined during the quarter.

♦	Announced second phase of the Home Energy Station project with Honda: The work under the second phase of the project will focus on developing a next-generation prototype of the Home Energy Station. As in the first phase, Honda R&D of Japan will fund Plug Power’s work under this new agreement.

Financial results:

Net cash used in operating activities for the first quarter ended March 31, 2004, was $8.6 million, compared to $8.5 million in 2003. The amount for 2003 includes $513,000 for acquisition fees and expenses related to the acquisition of H Power Corp (H Power).

Total revenue for the first quarter ended March 31, 2004, was $3.3 million, compared to $3.0 million for the first quarter of 2003. The Company continues to defer product and service revenue at the time of sale and amortizes that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $4.7 million at March 31, 2004.

Net loss for the quarter was $12.0 million or $0.16 per share, compared to $13.8 million or $0.27 per share for the same period in 2003. The 2003 net loss includes a charge of $3.0 million for the write-off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a result of the merger with H Power.

Weighted average shares outstanding for the quarter ended March 31, 2004, increased to 72.9 million shares, compared to 51.7 million shares during the same period in 2003. At March 31, 2004, there were 73,023,043 shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its first quarter 2004 results. Interested parties are invited to participate. To listen to the conference call, please call 617-786-4514 and enter the password PLUG. The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site until May 28, 2004. See the attached financial highlights for the first quarter 2004. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs and develops on-site energy systems based on proton exchange membrane fuel cells. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Celanese Ventures. The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2003, dated March 11, 2004 and filed with the Securities Exchange Commission on March 11, 2004, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$59,795,795	$88,685,255
Restricted cash	345,000	345,000
Marketable securities	33,585,180	13,318,850
Accounts receivable	2,685,091	3,307,627
Inventory	3,906,028	2,663,741
Prepaid development costs	350,000	708,481
Other current assets	1,533,517	1,253,510

Total current assets	102,200,611	110,282,464

Restricted cash	4,330,274	4,330,274
Property, plant and equipment, net	23,682,023	24,122,266
Intangible asset	2,750,000	3,437,500
Investment in affiliates	7,123,073	7,588,891
Goodwill	10,388,980	10,388,980
Other assets	410,996	438,396

Total assets	$150,885,957	$160,588,771

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,888,454	$1,975,370
Accrued expenses and other current liabilities	3,892,499	3,836,583
Deferred revenue	4,692,582	5,184,932

Total current liabilities	11,473,535	10,996,885
Long-term debt and other liabilities	5,371,490	5,305,765

Total liabilities	16,845,025	16,302,650
Stockholders’ equity	134,040,932	144,286,121

Total liabilities and stockholders’ equity	$150,885,957	$160,588,771

Statements of Operations Data:	Three Months Ended March 31,
	2004	2003
Revenue
Product and service revenue	$1,351,087	$2,033,063
Research and development contract revenue	1,934,518	919,292

Total revenue	3,285,605	2,952,355

Cost of revenue and expenses
Cost of product and service revenue	894,844	564,536
Cost of research and development contract revenue	2,589,886	1,201,447
In-process research and development	—	3,000,000
Research and development expense:
Noncash stock-based compensation	474,183	226,125
Other research and development	9,257,202	9,905,330
General and administrative expense:
Noncash stock-based compensation	252,209	21,001
Other general and administrative	1,654,490	1,500,727

Operating loss	(11,837,209)	(13,466,811)
Interest income, net	350,939	185,117

Loss before equity in losses of affiliates	(11,486,270)	(13,281,694)
Equity in losses of affiliates	(465,818)	(485,201)

Net loss	$(11,952,088)	$(13,766,895)

Loss per share—basic and diluted	$(0.16)	$(0.27)

Weighted average number of shares outstanding	72,922,796	51,664,671

Statements of Cash Flows Data:	Three Months Ended March 31,
	2004	2003
Net cash used in operating activities	$(8,645,476)	$(8,483,485)

Net cash provided by (used in) investing activities	$(20,665,169)	$35,217,443

Net cash provided by financing activities	$421,185	$12,720

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